                                                                      EXHIBIT 11

                           COMVERSE TECHNOLOGY, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
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

                                                        THREE MONTHS ENDED
                                                             MARCH 31,
                                                          1996       1997
Primary earnings per share:

    Net income                                          $ 5,507    $ 9,587
                                                        =======    =======

Weighted average number of outstanding common shares 21,394 24,794 Additional shares assuming exercise of stock options 1,608 2,195
                                                        -------    -------
Weighted average number of outstanding common
   and common equivalent shares                          23,002     26,989
                                                        =======    =======

Primary earnings per share                              $  0.24    $  0.36
                                                        =======    =======

Fully diluted earnings per share:

  Net income                                             $5,507    $9,587
                                                         ======    ======

Weighted average number of outstanding common shares 21,394 24,794 Additional shares assuming exercise of stock options 1,761 2,195
                                                        -------  -------

Weighted average number of outstanding common shares
  assuming full dilution                                 23,155   26,989
                                                        =======  =======

Fully diluted earnings per share                        $  0.24  $  0.36
                                                        =======  =======

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